Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL
     You should read the following discussion and analysis of our consolidated financial condition and results of operations in conjunction with the notes to consolidated financial statements.
     We commenced operations as a fully integrated real estate company effective with the completion of our initial public offering on November 26, 1997, and elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986 with our initial tax return for the year ended December 31, 1997. AMB Property Corporation and AMB Property, L.P. were formed shortly before the consummation of our initial public offering.
Management’s Overview
     The primary source of our revenue and earnings is rent received from customers under long-term (generally three to ten years) operating leases at our properties, including reimbursements from customers for certain operating costs, and from partnership distributions and fees from our private capital business. We also produce earnings from the strategic disposition of operating assets, from the disposition of projects in our development-for-sale or contribution program and from contributions of properties to our co-investment joint ventures. Our long-term growth is driven by our ability to maintain and increase occupancy rates or increase rental rates at our properties, and by our ability to continue to acquire and develop new properties.
     National industrial markets improved during 2005 when compared with market conditions in 2004. According to Torto Wheaton Research, the positive trend in demand began in the second quarter of 2004 and reversed 14 prior quarters of negatively trending, or rising, space availability. We believe the protracted period of rising availability created a difficult national leasing environment which is now improving, particularly in large industrial property markets tied to global trade. During the three-and-a-half year period of negatively trending industrial space availability, investor demand for industrial property (as supported by our observation of strong national sales volumes and declining acquisition capitalization rates) remained consistently strong. We believe we capitalized on the demand for acquisition property by accelerating the repositioning of our portfolio through the disposition of non-core properties. We plan to continue selling selected assets on an opportunistic basis but believe we have substantially achieved our repositioning goals.

	U.S. Hub and	Total Other	Total/Weighted
Property Data	Gateway Markets (1)	Markets (2)	Average
For the year ended December 31, 2005:
% of total rentable square feet	74.9%	25.1%	100.0%
Occupancy percentage at year end	96.2%	94.6%	95.8%
Same space square footage leased	11,032,482	2,574,944	13,607,426
Rent decreases on renewals and rollovers	(10.8)%	(4.3)%	(9.7)%

For the year ended December 31, 2004:
% of total rentable square feet	74.1%	25.9%	100.0%
Occupancy percentage at year end	95.0%	94.2%	94.8%
Same space square footage leased	13,932,213	3,553,563	17,485,776
Rent decreases on renewals and rollovers	(15.3)%	(3.6)%	(13.2)%

(1)	Our U.S. hub and gateway markets include on-tarmac and Atlanta, Chicago, Dallas/Fort Worth, Los Angeles, Northern New Jersey/New York City, the San Francisco Bay Area, Miami and Seattle.

(2)	Our total other markets include other domestic target markets, other non-target markets, international target markets and retail.
     We observed two positive trends nationally for industrial real estate during the year ended December 31, 2005, supported by data provided by Torto Wheaton Research. First, national industrial space availability declined 130 basis points during the year from 10.9% to 9.6%. The availability rate has fallen for seven consecutive quarters, reversing the trend of the prior 14 quarters in which national industrial space availability increased on average 36 basis points per quarter. Second, national absorption of industrial space, defined as the net change in occupied stock as measured by square feet of completions less the change in available square feet, totaled approximately 281 million square feet in the year ended December 31, 2005, substantially exceeding the 183 million square feet of space absorbed in 2004 and well above the previous ten-year historical average of 139 million square feet of space absorbed annually.
     In this improved environment, our industrial portfolio’s occupancy levels increased to 95.8% at December 31, 2005 from 94.8% at December 31, 2004, which we believe reflects higher levels of demand for industrial space generally and in our portfolio specifically. During the year ended December 31, 2005, our lease expirations totaled approximately 17.6 million square feet while commencements of new or renewed leases totaled approximately 21.3 million square feet, resulting in an increase in our occupancy level of approximately 100 basis points.
     Rental rates on industrial renewals and rollovers in our portfolio decreased 9.7% during the year ended December 31, 2005 as leases were entered into or renewed at rates consistent with what we believe to be current market levels. We believe this decline in rents on lease renewals and rollovers reflects trends in national industrial space availability. We believe that relatively high levels of national industrial space availability have caused market rents for industrial properties to decline between 10% and 20% from their peak levels in 2001 based on our research data; 42.5% of the space that rolled over in our portfolio in 2005 had commenced between 1999 and 2001. Rental rates in our portfolio declined at successively lower rates in each of the last three quarters during 2005, which we believe indicates a stabilization of market rental rate levels. While the level of rental rate reduction varied by market, we achieved occupancy levels in our portfolio 540 basis points in excess of the national industrial market, as determined by Torto Wheaton Research, by pricing lease renewals and new leases with sensitivity to local market conditions. During periods of decreasing or stabilizing rental rates, we strove to sign leases with shorter terms to prevent locking in lower rent levels for long periods and to be prepared to sign new, longer-term leases during periods of growing rental rates. When we sign leases of shorter duration, we attempt to limit overall leasing costs and capital expenditures by offering different grades of tenant improvement packages, appropriate to the lease term.
     We expect development to be a significant driver of our earnings growth as we expand our land and development pipeline, and contribute completed development projects into our co-investment program and recognize development profits. We believe that development, renovation and expansion of well-located, high-quality industrial properties should generally continue to provide us with attractive investment opportunities at a higher rate of return than we may obtain from the purchase of existing properties. We believe that our development opportunities in Mexico and Japan are particularly attractive given the current lack of supply of modern industrial distribution facilities in the major metropolitan markets of these countries. Globally, we have increased our development pipeline from $106.8 million at the end of 2002 to approximately $1.1 billion at December 31, 2005. In addition to our committed development pipeline, we hold a total of 1,307 acres for future development or sale. We believe these 1,307 acres of land could support approximately 24.3 million square feet of future development.
     Going forward, we believe that our co-investment program with private-capital investors will continue to serve as a significant source of revenues and capital for acquisitions. Through these co-investment joint ventures, we typically earn acquisition and development fees, asset management fees and priority distributions, as well as promoted interests and incentive distributions based on the performance of the co-investment joint ventures; however, we can not assure you that we will continue to do so. Through contribution of development properties to our co-investment joint ventures, we expect to recognize value creation from our development pipeline. As of December 31, 2005, we owned approximately 54.8 million square feet of our properties (47.7% of the total operating and development portfolio) through our consolidated and unconsolidated co-investment joint ventures. We may make additional investments through these co-investment joint ventures or new joint ventures in the future and presently plan to do so.
     By the end of 2007, we plan to have approximately 15% of our operating portfolio (based on both consolidated and unconsolidated annualized base rent) invested in international markets. Our North American target markets outside of the United States currently include Guadalajara, Mexico City, Monterrey and Toronto. Our European target markets currently include Amsterdam, Brussels, Frankfurt, Hamburg, London, Lyon, Madrid, Milan and Paris. Our Asian target markets currently include Beijing, Busan, Nagoya, Osaka, the Pearl River Delta, Seoul, Shanghai, Singapore and Tokyo. It is possible that our target markets will change over time to reflect experience, market opportunities, customer needs and changes in global distribution patterns. As of December 31, 2005, our international operating properties comprised 7.1% of our annualized base rents, including properties owned by our unconsolidated joint ventures.
     To maintain our qualification as a real estate investment trust, we must pay dividends to our stockholders aggregating annually at least 90% of our taxable income. As a result, we cannot rely on retained earnings to fund our on-going operations to the same extent that other corporations that are not real estate investment trusts can. We must continue to raise capital in both the debt and equity markets to fund our working capital needs, acquisitions and developments. See “Liquidity and Capital Resources” for a complete discussion of the sources of our capital.
Summary of Key Transactions in 2005
 During the year ended December 31, 2005, we completed the following significant capital deployment transactions:
•	Acquired 41 buildings in North America, Europe and Asia, aggregating approximately 6.9 million square feet, for $555.0 million, including two buildings that were acquired by two of our unconsolidated co-investment joint ventures;

•	Acquired an approximate 43% unconsolidated equity interest in G.Accion, one of Mexico’s largest real estate companies for $46.1 million;

•	Committed to 30 development projects in North America, Europe and Asia totaling 7.0 million square feet with an estimated total investment of approximately $522.4 million;

•	Acquired 341 acres of land for industrial warehouse development in North America, Europe and Asia for approximately $193.9 million;

•	Sold five land parcels and five development projects available for sale, aggregating approximately 0.9 million square feet, for an aggregate price of approximately $155.2 million; and

•	Divested ourselves of 142 industrial buildings and one retail center aggregating approximately 9.3 million square feet, for an aggregate price of approximately $926.6 million. Included in these divestitures is the sale of the assets of AMB Alliance Fund I for $618.5 million. The multi-investor fund owned 100 buildings totaling approximately 5.8 million square feet. We received cash and a distribution of an on-tarmac property, AMB DFW Air Cargo Center I, in exchange for our 21% interest in the fund. We also received a net incentive distribution of approximately $26.4 million in cash.
     See Part IV, Item 15: Notes 3 and 4 of the “Notes to Consolidated Financial Statements” for a more detailed discussion of our acquisition, development and disposition activity.
     During the year ended December 31, 2005, we completed the following significant capital markets and other financing transactions:
•	Formed an unconsolidated co-investment joint venture, AMB Japan Fund I, L.P., with planned investment of capacity of approximately 247.3 billion Yen ($2.1 billion U.S. dollars, using exchange rate at December 31, 2005). We contributed $106.9 million (using exchange rate in effect at contribution) of operating properties to the fund;

•	Contributed an industrial property for $23.6 million to AMB-SGP Mexico, LLC, an unconsolidated co-investment joint venture;

•	Obtained $69.7 million of debt (using exchange rates in effect at applicable quarter end dates) with a weighted average interest rate of 3.8% for international acquisitions;

•	Assumed $62.8 million of debt for our consolidated co-investment joint ventures at a weighted average interest rate of 7.4%;

•	Obtained long-term secured debt financings for our co-investment joint ventures of $139.7 million with a weighted average rate of 5.4%;

•	Exchanged $100.0 million of 6.9% Reset Put Securities for approximately $112.5 million of 5.094% Notes due 2015;

•	Raised $72.3 million in net proceeds from the issuance of $75.0 million of our 7.0% Series O Cumulative Redeemable Preferred Stock; and

•	Issued $175.0 million of unsecured senior debt securities due 2010.
     See Part IV, Item 15: Notes 6, 9 and 11 of the “Notes to Consolidated Financial Statements” for a more detailed discussion of our capital markets transactions.

Critical Accounting Policies
     Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:
     Investments in Real Estate. Investments in real estate are stated at cost unless circumstances indicate that cost cannot be recovered, in which case the carrying value of the property is reduced to estimated fair value. We also record at acquisition an intangible asset or liability for the value attributable to above or below-market leases, in-place leases and lease origination costs for all acquisitions. Carrying values for financial reporting purposes are reviewed for impairment on a property-by-property basis quarterly and whenever events or changes in circumstances indicate that the carrying value of a property may not be recoverable. Impairment is recognized when estimated expected future cash flows (undiscounted and without interest charges) are less than the carrying amount of the property. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future market conditions and the availability of capital. Examples of certain situations that could affect future cash flows of a property may include, but are not limited to: significant decreases in occupancy; unforeseen bankruptcy, lease termination and move-out of a major customer; or a significant decrease in annual base rents of that property. If impairment analysis assumptions change, then an adjustment to the carrying amount of our long-lived assets could occur in the future period in which the assumptions change. To the extent that a property is impaired, the excess of the carrying amount of the property over its estimated fair value is charged to earnings.
     Revenue Recognition. We record rental revenue from operating leases on a straight-line basis over the term of the leases and maintain an allowance for estimated losses that may result from the inability of our customers to make required payments. If customers fail to make contractual lease payments that are greater than our allowance for doubtful accounts, security deposits and letters of credit, then we may have to recognize additional doubtful account charges in future periods. We monitor the liquidity and creditworthiness of our customers on an on-going basis by reviewing their financial condition periodically as appropriate. Each period we review our outstanding accounts receivable, including straight-line rents, for doubtful accounts and provide allowances as needed. We also record lease termination fees when a customer has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us. If a customer remains in the leased space following the execution of a definitive termination agreement, the applicable termination fees are deferred and recognized over the term of such customer’s occupancy.
     Property Dispositions. We report real estate dispositions in three separate categories on our consolidated statements of operations. First, when we divest a portion of our interests in real estate entities or properties, gains from the sale represent the interests acquired by third-party investors for cash. Second, we dispose of value-added conversion projects and build-to-suit and speculative development projects for which we have not generated material operating income prior to sale. The gain or loss recognized from the disposition of these projects is reported net of estimated taxes, when applicable. Lastly, beginning in 2002, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, required us to separately report as discontinued operations the historical operating results attributable to operating properties sold and the applicable gain or loss on the disposition of the properties. The consolidated statements of operations for prior periods are also adjusted to conform with this classification. There is no impact on our previously reported consolidated financial position, net income or cash flows. In all cases, gains and losses are recognized using the full accrual method of accounting. Gains relating to transactions which do not meet the requirements of the full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met.
     Joint Ventures. We hold interests in both consolidated and unconsolidated joint ventures. We determine consolidation based on standards set forth in EITF 96-16, Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights, Statement of Position 78-9, Accounting for Investments in Real Estate Ventures and FASB Interpretation No. 46R, Consolidation of Variable Interest Entities “FIN 46”. Based on the guidance set forth in these pronouncements, we consolidate certain joint venture investments because we exercise significant control over major operating decisions, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing. For joint ventures that are variable interest entities as defined under FIN 46 where we are not the primary beneficiaries, we do not consolidate the joint venture for financial reporting purposes. For joint ventures where we do not exercise significant control over major operating and management decisions, but where we exercise significant influence, we use the equity method of accounting and do not consolidate the joint venture for financial reporting purposes.
     In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. Under this consensus, a sole general partner is presumed to control a limited partnership (or similar entity) and should consolidate that entity unless the limited partners possess kick-out rights or other substantive participating rights as described in EITF 96-16, Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto rights. As of June 29, 2005, this consensus was effective immediately for all new or modified agreements, and effective beginning in the first reporting period that ends after December 15, 2005 for all existing agreements. We adopted the consolidation requirements of this consensus in the third quarter 2005 for all new or modified agreements and will adopt the consensus for existing agreements in the first quarter of 2006. There was not a material impact on our financial position, results of operations or cash flows upon the adoption of the consolidation requirements of this consensus for all new or modified agreements. We do not believe that there will be a material impact on our financial position, results of operations or cash flows, upon adopting the consensus for existing agreements.
     Real Estate Investment Trust. As a real estate investment trust, we generally will not be subject to corporate level federal income taxes in the U.S. if we meet minimum distribution, income, asset and shareholder tests. However, some of our subsidiaries may be subject to federal and state taxes. In addition, foreign entities may also be subject to the taxes of the host country. An income tax allocation is required to be estimated on our taxable income arising from our taxable REIT subsidiaries and international entities. A deferred tax component could arise based upon the differences in GAAP versus tax income for items such as depreciation and gain recognition. However, we believe deferred tax is an immaterial component of our consolidated balance sheet.
RESULTS OF OPERATIONS
     The analysis below includes changes attributable to same store growth, acquisitions, development activity and divestitures. Same store properties are those that we owned during both the current and prior year reporting periods, excluding development properties stabilized after December 31, 2003 (generally defined as properties that are 90% leased or properties for which we have held a certificate of occupancy or where building has been substantially complete for at least 12 months).
     As of December 31, 2005, same store industrial properties consisted of properties aggregating approximately 72.5 million square feet. The properties acquired during 2005 consisted of 41 buildings, aggregating approximately 6.9 million square feet. The properties acquired during 2004 consisted of 64 buildings, aggregating approximately 7.6 million square feet. During 2005, property divestitures and contributions consisted of 150 buildings, aggregating approximately 10.6 million square feet. In 2004, property divestitures and contributions consisted of 29 industrial buildings, two retail centers and one office, aggregating approximately 4.4 million square feet. Our future financial condition and results of operations, including rental revenues, may be impacted by the acquisition of additional properties and dispositions. Our future revenues and expenses may vary materially from historical results.
For the Years ended December 31, 2005 and 2004 (dollars in millions)

Revenues	2005	2004	$ Change	% Change
Rental revenues
U.S. industrial:
Same store	$510.4	$514.1	$(3.7)	(0.7)%
2004 acquisitions	57.8	25.2	32.6	129.4%
2005 acquisitions	15.3	—	15.3	—%
Development	6.5	6.2	0.3	4.8%
Other industrial	10.3	7.7	2.6	33.8%
International industrial	30.8	25.2	5.6	22.2%
Retail	1.1	1.1	—	—%

Total rental revenues	632.2	579.5	52.7	9.1%
Private capital income	43.9	12.9	31.0	240.3%

Total revenues	$676.1	$592.4	$83.7	14.1%

     The decrease in U.S. industrial same store rental revenues was primarily driven by decreased lease termination fees and decreased rental rates in various markets. These decreases were partially offset by increased occupancy. Industrial same store occupancy was 95.6% at December 31, 2005 and 95.2% at December 31, 2004. For the year ended December 31, 2005, rents in the same store portfolio decreased 9.8% on industrial renewals and rollovers (cash basis) on 13.0 million square feet leased due to decreases in market rates. The properties acquired during 2004 consisted of 64 buildings, aggregating approximately 7.6 million square feet. The properties acquired during 2005 consisted of 41 buildings, aggregating approximately 6.9 million square feet. Other industrial revenues include rental revenues from properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development projects that have reached certain levels of operation and are not yet part of the same store operating pool of properties. In 2004 and 2005, we continued to acquire properties in China, France, Germany, Japan, Mexico and the Netherlands, resulting in increased international industrial revenues. The increase in private capital income of $31.0 million was primarily due to incentive distributions for 2005 of $26.4 million for the sale of AMB Institutional Alliance Fund I, asset management priority distributions from AMB Japan Fund I, L.P., and acquisition fees from AMB Institutional Alliance Fund III, L.P.

Costs and Expenses	2005	2004	$ Change	% Change
Property operating costs:
Rental expenses	$88.2	$83.0	$5.2	6.3%
Real estate taxes	75.0	65.3	9.7	14.9%

Total property operating costs	$163.2	$148.3	$14.9	10.0%

Property operating costs
U.S. industrial:
Same store	$133.3	$133.5	$(0.2)	(0.1)%
2004 acquisitions	15.9	6.8	9.1	133.8%
2005 acquisitions	3.4	—	3.4	—%
Development	2.2	1.8	0.4	22.2%
Other industrial	1.4	0.9	0.5	55.6%
International industrial	6.5	4.8	1.7	35.4%
Retail	0.5	0.5	—	—%

Total property operating costs	163.2	148.3	14.9	10.0%
Depreciation and amortization	165.4	141.1	24.3	17.2%
General and administrative	77.4	58.8	18.6	31.6%
Fund costs	1.5	1.7	(0.2)	(11.8)%

Total costs and expenses	$407.5	$349.9	$57.6	16.5%

     Same store properties’ operating expenses showed a decrease of $0.2 million from the prior year. The 2004 acquisitions consisted of 64 buildings, aggregating approximately 7.6 million square feet. The 2005 acquisitions consisted of 41 buildings, aggregating approximately 6.9 million square feet. Other industrial expenses include expenses from properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development properties that have reached certain levels of operation and are not yet part of the same store operating pool of properties. In 2004 and 2005, we continued to acquire properties in China, France, Germany, Japan, Mexico and the Netherlands, resulting in increased international industrial operating costs. The increase in depreciation and amortization expense was due to the increase in our net investment in real estate. The increase in general and administrative expenses was primarily due to an increase of $17.0 million in personnel costs related to additional staffing and expenses for new initiatives, including our international and development expansions, and an increase of $1.5 million due to the expansion of satellite offices. Fund costs represent general and administrative costs paid to third parties associated with our consolidated co-investment joint ventures.

Other Income and (Expenses)	2005	2004	$ Change	% Change
Equity in earnings of unconsolidated joint ventures, net	$10.8	$3.8	$7.0	184.2%
Interest and other income	6.5	3.8	2.7	71.1%
Gains from dispositions of real estate interests	19.1	5.2	13.9	267.3%
Development profits, net of taxes	54.8	8.5	46.3	544.7%
Interest expense, including amortization	(149.9)	(144.9)	5.0	3.5%

Total other income and (expenses), net	$(58.7)	$(123.6)	$(64.9)	(52.5)%

     The $7.0 million increase in equity in earnings of unconsolidated joint ventures was primarily due to a gain of $5.4 million from the disposition of real estate by one of our unconsolidated co-investment joint ventures during the second quarter of 2005. The increase in interest and other income was primarily due to increased bank interest income and a $1.0 million other fee. The 2005 gains from disposition of real estate interests resulted primarily from our contribution of $106.9 million (using exchange rate in effect at contribution) in operating properties to our newly-formed unconsolidated co-investment joint venture, AMB Japan Fund I, L.P. The 2004 gains from disposition of real estate interests resulted from our contribution of $71.5 million in operating properties to our unconsolidated co-investment joint venture, AMB-SGP Mexico, LLC. Development profits represent gains from the sale of development projects and land as part of our development-for-sale program. The increase in development profits was due to increased volume in 2005. During 2005, we sold five land parcels and five development projects, aggregating approximately 0.9 million square feet for an aggregate price of $155.2 million, resulting in an after-tax gain of $45.1 million. In addition, during 2005, we received final proceeds of $7.8 million from a land sale that occurred in 2004. During 2005, we also contributed one completed development project into an unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $1.9 million representing the partial sale of our interest in the contributed property acquired by the third-party co-investor for cash. During 2004, we sold seven land parcels and six development projects as part of our development-for-sale program, aggregating approximately 0.3 million square feet for an aggregate price of $40.4 million, resulting in an after-tax gain of $6.5 million. During 2004, we also contributed one completed development project into a newly formed unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $2.0 million representing the partial sale of our interest in the contributed property acquired by the third-party co-investor for cash.

Discontinued Operations	2005	2004	$ Change	% Change
Income attributable to discontinued operations, net of minority interests	$9.3	$17.9	$(8.6)	(48.0)%
Gains from dispositions of real estate, net of minority interests	113.6	42.0	71.6	170.5%

Total discontinued operations	$122.9	$59.9	$63.0	105.2%

     During 2005, we divested ourselves of 142 industrial buildings and one retail center, aggregating approximately 9.3 million square feet, for an aggregate price of approximately $926.6 million, with a resulting net gain of approximately $113.6 million. Included in these divestitures is the sale of the assets of AMB Alliance Fund I for $618.5 million. The multi-investor fund owned 100 buildings totaling approximately 5.8 million square feet. We received cash and a distribution of an on-tarmac property, AMB DFW Air Cargo Center I, in exchange for our 21% interest in the fund. During 2004, we divested ourselves of 21 industrial buildings, two retail centers and one office building, aggregating approximately 3.1 million square feet, for an aggregate price of $200.3 million, with a resulting net gain of $42.0 million.

Preferred Stock	2005	2004	$ Change	% Change
Preferred stock dividends	$(7.4)	$(7.1)	$0.3	4.2%

Total preferred stock dividends	$(7.4)	$(7.1)	$0.3	4.2%

     In December 2005, we issued 3,000,000 shares of 7.0% Series O Cumulative Redeemable Preferred Stock. The increase in preferred stock dividends is due to the newly issued shares.

For the Years ended December 31, 2004 and 2003 (dollars in millions)

Revenues	2004	2003	$ Change	% Change
Rental revenues
U.S. industrial:
Same store	$514.1	$485.4	$28.7	5.9%
2004 acquisitions	25.2	—	25.2	—%
Development	6.2	6.9	(0.7)	(10.1)%
Other industrial	7.7	4.4	3.3	75.0%
International industrial	25.2	6.1	19.1	313.1%
Retail	1.1	0.9	0.2	22.2%

Total rental revenues	579.5	503.7	75.8	15.0%
Private capital income	12.9	13.3	(0.4)	(3.0)%

Total revenues	$592.4	$517.0	$75.4	14.6%

     The increase in U.S. industrial same store rental revenues was primarily driven by increased lease termination fees. Industrial same store occupancy was 95.2% at December 31, 2004 and 93.0% at December 31, 2003. For the year ended December 31, 2004, rents in the same store portfolio decreased 14.7% on industrial renewals and rollovers (cash basis) on 16.2 million square feet leased due to decreases in market rates. The properties acquired during 2003 consisted of 82 buildings, aggregating approximately 6.5 million square feet. The properties acquired during 2004 consisted of 64 buildings, aggregating approximately 7.6 million square feet. Other industrial revenues include rental revenues from divested properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development projects that have reached certain levels of operation and are not yet part of the same store operating pool of properties. In 2003 and 2004, we continued to acquire properties in France, Germany, Japan, Mexico and the Netherlands, resulting in increased international industrial revenues. The decrease in private capital income was due to greater incentive fees earned in the prior year.

Costs and Expenses	2004	2003	$ Change	% Change
Property operating costs:
Rental expenses	$83.0	$73.2	$9.8	13.4%
Real estate taxes	65.3	59.6	5.7	9.6%

Total property operating costs	$148.3	$132.8	$15.5	11.7%

Property operating costs
U.S. industrial:
Same store	$133.5	$126.8	$6.7	5.3%
2004 acquisitions	6.8	—	6.8	—%
Development	1.8	3.8	(2.0)	(52.6)%
Other industrial	0.9	1.4	(0.5)	(35.7)%
International industrial	4.8	0.4	4.4	1,100.0%
Retail	0.5	0.4	0.1	25.0%

Total property operating costs	148.3	132.8	15.5	11.7%
Depreciation and amortization	141.1	116.1	25.0	21.5%
Impairment losses	—	5.3	(5.3)	(100.0)%
General and administrative	58.8	46.4	12.4	26.7%
Fund costs	1.7	0.8	0.9	112.5%

Total costs and expenses	$349.9	$301.4	$48.5	16.1%

     Same store properties’ operating expenses showed an increase of $6.7 million from the prior year due primarily to increased real estate tax expenses. The 2004 acquisitions consisted of 64 buildings, aggregating approximately 7.6 million square feet. Other industrial expenses include expenses from divested properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development properties that have reached certain levels of operation and are not yet part of the same store operating pool of properties. In 2003 and 2004, we continued to acquire properties in France, Germany, Japan, Mexico and the Netherlands, resulting in increased international industrial property operating costs. The increase in depreciation and amortization expense was due to the increase in our net investment in real estate. The 2003 impairment loss was on investments in real estate and leasehold interests. The increase in general and administrative expenses was primarily due to increased stock-based compensation expense of $2.3 million and additional staffing and expenses for new initiatives, including our international and development expansions. Fund costs represent general and administrative costs paid to third parties associated with our co-investment joint ventures. The increase in fund costs was due to additional formation of co-investment joint ventures in 2004.

Other Income and (Expenses)	2004	2003	$ Change	% Change
Equity in earnings of unconsolidated joint ventures, net	$3.8	$5.5	$(1.7)	(30.9)%
Interest and other income	3.8	4.0	(0.2)	(5.0)%
Gains from dispositions of real estate interests	5.2	7.4	(2.2)	(29.7)%
Development profits, net of taxes	8.5	14.4	(5.9)	(41.0)%
Interest expense, including amortization	(144.9)	(131.9)	13.0	9.9%

Total other income and (expenses), net	$(123.6)	$(100.6)	$23.0	22.9%

     The $1.7 million decrease in equity in earnings of unconsolidated joint ventures was primarily due to decreased occupancy at a property held by one of our joint ventures and increased non-reimbursable expenses. This decrease was offset by the receipt of a lease termination fee at a property in Chicago in the first quarter of 2004. The gains from dispositions of real estate (not classified as discontinued operations) in 2004, resulted from our contribution of $71.5 million in operating properties to our newly formed unconsolidated co-investment joint venture, AMB-SGP Mexico, LLC. The gains from disposition of real estate (not classified as discontinued operations) in 2003, resulted from our contribution of $94.0 million in operating properties to our unconsolidated co-investment joint venture, Industrial Fund I, LLC. Development profits represent gains from sales from our development-for-sale and contribution program. During 2004, we sold seven land parcels and six development projects as part of our development-for-sale program, aggregating approximately 0.3 million square feet for an aggregate price of $40.4 million, resulting in an after-tax gain of $6.5 million. During 2004, we also contributed one completed development project into a newly-formed unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $2.0 million representing the partial sale of our interest in the contributed property acquired by the third-party co-investor for cash. During 2003, we sold seven development-for-sale and other projects, for an aggregate price of $74.8 million, with a resulting gain of $14.4 million, net of taxes. The increase in interest expense, including amortization, was due to the issuance of additional unsecured debt under our 2002 medium-term note program, increased borrowings on the unsecured credit facilities and additional secured debt borrowings in our co-investment joint ventures.

Discontinued Operations	2004	2003	$ Change	% Change
Income attributable to discontinued operations, net of minority interests	$17.9	$27.6	$(9.7)	(35.1)%
Gains from dispositions of real estate, net of minority interests	42.0	42.9	(0.9)	(2.1)%

Total discontinued operations	$59.9	$70.5	$(10.6)	(15.0)%

     During 2004, we divested ourselves of 21 industrial buildings, two retail centers and one office building, aggregating approximately 3.1 million square feet, for an aggregate price of $200.3 million, with a resulting net gain of $42.0 million. During 2003, we divested ourselves of 24 industrial buildings and two retail centers, aggregating approximately 2.8 million square feet, for an aggregate price of $272.3 million, with a resulting net gain of $42.9 million.

Preferred Stock	2004	2003	$ Change	% Change
Preferred stock dividends	$(7.1)	$(7.0)	$0.1	1.4%
Preferred stock and unit redemption discount/(issuance costs or premium)	—	(5.4)	(5.4)	100.0%

Total preferred stock	$(7.1)	$(12.4)	$(5.3)	(42.7)%

     In July 2003, we redeemed all 3,995,800 outstanding shares of our 8.5% Series A Cumulative Redeemable Preferred Stock and recognized a reduction of income available to common stockholders of $3.7 million for the original issuance costs. In addition, on November 26, 2003, the operating partnership redeemed all 1,300,000 of its outstanding 8 5/8% Series B Cumulative Redeemable Preferred Partnership Units and we recognized a reduction of income available to common stockholders of $1.7 million for the original issuance costs. In June and November 2003, we issued 2,000,000 shares of 6.5% Series L Cumulative Redeemable Preferred Stock and 2,300,000 shares of 6.75% Series M Cumulative Redeemable Preferred Stock, respectively. The timing of the newly issued shares contributed to the increase in preferred stock dividends.

LIQUIDITY AND CAPITAL RESOURCES
     Balance Sheet Strategy. In general, we use unsecured lines of credit, unsecured notes, preferred stock and common equity (issued by us and/or the operating partnership and its subsidiaries) to capitalize our 100%-owned assets. Over time, we plan to retire non-recourse, secured debt encumbering our 100%-owned assets and replace that debt with unsecured notes. In managing our co-investment joint ventures, in general, we use non-recourse, secured debt to capitalize our co-investment joint ventures.
     We currently expect that our principal sources of working capital and funding for acquisitions, development, expansion and renovation of properties will include:
•	retained earnings and cash flow from operations;

•	borrowings under our unsecured credit facilities;

•	other forms of secured or unsecured financing;

•	proceeds from equity or debt offerings by us or the operating partnership (including issuances of limited partnership units in the operating partnership or its subsidiaries);

•	net proceeds from divestitures of properties;

•	private capital contributions from co-investment partners; and

•	net proceeds from contribution of properties and completed development projects to our co-investment joint ventures.
     We currently expect that our principal funding requirements will include:
•	working capital;

•	development, expansion and renovation of properties;

•	acquisitions, including our global expansion;

•	debt service; and

•	dividends and distributions on outstanding common and preferred stock and limited partnership units.
     We believe that our sources of working capital, specifically our cash flow from operations, borrowings available under our unsecured credit facilities and our ability to access private and public debt and equity capital, are adequate for us to meet our liquidity requirements for the foreseeable future. The unavailability of capital could adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.
Capital Resources
     Dispositions of Real Estate Interests. During 2005, we recognized a gain of $1.3 million from disposition of real estate interests, representing the additional value received from the contribution of properties in 2004 to AMB-SGP Mexico, LLC.
     During 2005, we contributed $106.9 million (using exchange rate in effect at contribution) in operating properties, consisting of six industrial buildings, aggregating approximately 0.9 million square feet, to our newly formed unconsolidated co-investment joint venture, AMB Japan Fund I, L.P. We recognized a total gain of $17.8 million on the contribution, representing the partial sale of our interests in the contributed properties acquired by the third-party investors for cash.
     Property Divestitures. During 2005, we divested ourselves of 142 industrial buildings and one retail center, aggregating approximately 9.3 million square feet, for an aggregate price of $926.6 million, with a resulting net gain of $113.6 million. Included in these divestitures is the sale of the assets of AMB Alliance Fund I for $618.5 million. The multi-investor fund owned 100 buildings totaling approximately 5.8 million square feet. We received cash and a distribution of an on-tarmac property, AMB DFW Air Cargo Center I, in exchange for our 21% interest in the fund. We also received a net incentive distribution of approximately $26.4 million in cash which is classified under private capital income on the consolidated statement of operations.

     Development Sales and Contributions. During 2005, we sold five land parcels and five development projects, aggregating approximately 0.9 million square feet for an aggregate price of $155.2 million, resulting in an after-tax gain of $45.1 million. In addition, during 2005, we received final proceeds of $7.8 million from a land sale that occurred in 2004. During 2005, we also contributed one completed development project into an unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $1.9 million representing the partial sale of our interest in the contributed property acquired by the third-party co-investor for cash.
     Properties Held for Contribution. As of December 31, 2005, we held for contribution to a co-investment joint venture one industrial building with an aggregate net book value of $32.8 million, which, when contributed to the joint venture, will reduce our current ownership interest from approximately 98% to an expected range of 20-50%. This asset is not being held for divestiture under SFAS No. 144.
     Properties Held for Divestiture. As of December 31, 2005, we held for divestiture five industrial buildings and one undeveloped land parcel, which are not in our core markets, do not meet our current strategic objectives or which we have included as part of our development-for-sale program. The divestitures of the properties are subject to negotiation of acceptable terms and other customary conditions. As of December 31, 2005, the net carrying value of the properties held for divestiture was $17.9 million. Expected net sales proceeds exceed the net carrying value of the properties.
     Co-investment Joint Ventures. Through the operating partnership, we enter into co-investment joint ventures with institutional investors. These co-investment joint ventures are managed by our private capital group and provide us with an additional source of capital to fund certain acquisitions, development projects and renovation projects, as well as private capital income. We generally consolidate these joint ventures for financial reporting purposes because they are not variable interest entities and because we are the sole managing general partner and control all major operating decisions. However, in certain cases, our co-investment joint ventures are unconsolidated because we do not control all major operating decisions.
     Third-party equity interests in the joint ventures are reflected as minority interests in the consolidated financial statements. As of December 31, 2005, we owned approximately 54.8 million square feet of our properties (47.7% of the total operating and development portfolio) through our consolidated and unconsolidated joint ventures. We may make additional investments through these joint ventures or new joint ventures in the future and presently plan to do so. Our consolidated co-investment joint ventures at December 31, 2005 (dollars in thousands):

		Our
		Approximate	Original
		Ownership	Planned
Consolidated co-investment Joint Venture	Joint Venture Partner	Percentage	Capitalization (1)
AMB/Erie, L.P.	Erie Insurance Company and affiliates	50%	$200,000
AMB Partners II, L.P.	City and County of San Francisco Employees’ Retirement System	20%	$580,000
AMB-SGP, L.P.	Industrial JV Pte Ltd(2)	50%	$425,000
AMB Institutional Alliance Fund II, L.P.	AMB Institutional Alliance REIT II, Inc.(3)	20%	$489,000
AMB-AMS, L.P.(4)	PMT, SPW and TNO(5)	39%	$200,000
AMB Institutional Alliance Fund III, L.P.(6)	AMB Institutional Alliance REIT III, Inc.	20%	N/A

(1)	Planned capitalization includes anticipated debt and both partners’ expected equity contributions.

(2)	A real estate investment subsidiary of the Government of Singapore Investment Corporation.

(3)	Comprised of 14 institutional investors as stockholders as of December 31, 2005.

(4)	AMB-AMS, L.P. is a co-investment partnership with three Dutch pension funds advised by Mn Services NV.

(5)	PMT is Stichting Pensioenfonds Metaal en Techniek, SPW is Stichting Pensioenfonds voor de Woningcorporaties and TNO is Stichting Pensioenfonds TNO.

(6)	AMB Institutional Alliance Fund III, L.P. is an open-ended co-investment partnership formed in 2004 with institutional investors, which invest through a private real estate investment trust.

		Our
		Approximate	Original
		Ownership	Planned
Unconsolidated co-investment Joint Venture	Joint Venture Partner	Percentage	Capitalization(1)
AMB-SGP Mexico, LLC	Industrial (Mexico) JV Pte Ltd(2)	20%	$715,000
AMB Japan Fund I, L.P.	Institutional investors(3)	20%	$2,100,000 (4)

(1)	Planned capitalization includes anticipated debt and both partners’ expected equity contributions.

(2)	A real estate investment subsidiary of the Government of Singapore Investment Corporation.

(3)	Comprised of 13 institutional investors as of December 31, 2005.

(4)	Using the exchange rate at December 31, 2005.
     Common and Preferred Equity. We have authorized for issuance 100,000,000 shares of preferred stock, of which the following series were designated as of December 31, 2005: 1,595,337 shares of series D preferred; 220,440 shares of series E cumulative redeemable preferred; 267,439 shares of series F cumulative redeemable preferred of which 201,139 are outstanding; 840,000 shares of series H cumulative redeemable preferred; 510,000 shares of series I cumulative redeemable preferred; 800,000 shares of series J cumulative redeemable preferred; 800,000 shares of series K cumulative redeemable preferred; 2,300,000 shares of series L cumulative redeemable preferred, of which 2,000,000 are outstanding; 2,300,000 shares of series M cumulative redeemable preferred, all of which are outstanding and 3,000,000 shares of series O cumulative redeemable preferred, all of which are outstanding.
     On December 13, 2005, we issued and sold 3,000,000 shares of 7.00% Series O Cumulative Redeemable Preferred Stock at $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.75 per annum. The series O preferred stock is redeemable by us on or after December 13, 2010, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of $72.3 million to the operating partnership, and in exchange, the operating partnership issued to us 3,000,000 7.00% Series O Cumulative Redeemable Preferred Units.
     On June 23, 2003, we issued and sold 2,000,000 shares of 6.5% Series L Cumulative Redeemable Preferred Stock at a price of $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.625 per annum. The series L preferred stock is redeemable by us on or after June 23, 2008, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of approximately $48.0 million to the operating partnership, and in exchange, the operating partnership issued to us 2,000,000 6.5% Series L Cumulative Redeemable Preferred Units. The operating partnership used the proceeds, in addition to proceeds previously contributed to the operating partnership from other equity issuances, to redeem all 3,995,800 of its 8.5% Series A Cumulative Redeemable Preferred Units from us on July 28, 2003. We, in turn, used those proceeds to redeem all 3,995,800 of our 8.5% Series A Cumulative Redeemable Preferred Stock for $100.2 million, including all accumulated and unpaid dividends thereon, to the redemption date.
     On November 25, 2003, we issued and sold 2,300,000 shares of 6.75% Series M Cumulative Redeemable Preferred Stock at $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.6875 per annum. The series M preferred stock is redeemable by us on or after November 25, 2008, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of $55.4 million to the operating partnership, and in exchange, the operating partnership issued to us 2,300,000 6.75% Series M Cumulative Redeemable Preferred Units.
     On September 24, 2004, AMB Property II, L.P., a partnership in which Texas AMB I, LLC, a Delaware limited liability company and our indirect subsidiary, owns an approximate 1.0% general partnership interest and the operating partnership owns an approximate 99% common limited partnership interest, issued 729,582 5.0% Series N Cumulative Redeemable Preferred Limited Partnership Units at a price of $50.00 per unit. The series N preferred units were issued to Robert Pattillo Properties, Inc. in exchange for the contribution of certain parcels of land that are located in multiple markets to AMB Property II, L.P. Effective January 27, 2006, Robert Pattillo Properties, Inc. exercised its rights under its Put Agreement, dated September 24, 2004, with the operating partnership, and sold all of its series N preferred units to the operating partnership at a price equal to $50.00 per unit, plus all accrued and unpaid distributions to the date of such sale. Also on January 27, 2006, AMB Property II, L.P. repurchased all of the series N preferred units from the operating partnership at a price equal to $50.00 per unit, plus all accrued and unpaid distributions to the date of such sale and cancelled all of the outstanding series N preferred units as of such date.

     As of December 31, 2005, $142.8 million in preferred units with a weighted average rate of 7.87%, issued by the operating partnership, were callable under the terms of the partnership agreement and $102.0 million in preferred units with a weighted average rate of 6.9% become callable in 2006.
     In December 2005, our board of directors approved a new two-year common stock repurchase program for the repurchase of up to $200.0 million of our common stock. We did not repurchase or retire any shares of our common stock during the year ended December 31, 2005.
     Debt. In order to maintain financial flexibility and facilitate the deployment of capital through market cycles, we presently intend to operate with an our share of total debt-to-our share of total market capitalization ratio of approximately 45% or less. As of December 31, 2005, our share of total debt-to-our share of total market capitalization ratio was 34.7%. (See footnote 1 to the Capitalization Ratios table below for our definitions of “our share of total market capitalization,” “market equity” and “our share of total debt.”) However, we typically finance our consolidated co-investment joint ventures with secured debt at a loan-to-value ratio of 50-65% per our joint venture partnership agreements. Additionally, we currently intend to manage our capitalization in order to maintain an investment grade rating on our senior unsecured debt. Regardless of these policies, however, our organizational documents do not limit the amount of indebtedness that we may incur. Accordingly, our management could alter or eliminate these policies without stockholder approval or circumstances could arise that could render us unable to comply with these policies.
     As of December 31, 2005, the aggregate principal amount of our secured debt was $1.9 billion, excluding unamortized debt premiums of $12.0 million. Of the $1.9 billion of secured debt, $1.4 billion is secured by properties in our joint ventures. The secured debt is generally non-recourse and bears interest at rates varying from 0.6% to 10.4% per annum (with a weighted average rate of 5.7%) and final maturity dates ranging from January 2006 to January 2025. As of December 31, 2005, $1.6 billion of the secured debt obligations bears interest at fixed rates with a weighted average interest rate of 6.3% while the remaining $291.7 million bears interest at variable rates (with a weighted average interest rate of 2.1%).
     As of December 31, 2005, the operating partnership had outstanding an aggregate of $975.0 million in unsecured senior debt securities, which bore a weighted average interest rate of 6.2% and had an average term of 5.2 years. These unsecured senior debt securities include $300.0 million in notes issued in June 1998, $250.0 million of medium-term notes, which were issued under the operating partnership’s 2000 medium-term note program, $325.0 million of medium-term notes, which were issued under the operating partnership’s 2002 medium-term note program, and approximately $112.5 million of 5.094% Notes Due 2015, which were issued to Teachers Insurance and Annuity Association of America on July 11, 2005 in a private placement, in exchange for the cancellation of $100 million of notes that were issued in June 1998 resulting in a discount of approximately $12.5 million. The unsecured senior debt securities are subject to various covenants.
     We guarantee the operating partnership’s obligations with respect to its senior debt securities. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, then our cash flow may be insufficient to pay dividends to our stockholders in all years and to repay debt upon maturity. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. This increased interest expense would adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.
     Credit Facilities. On June 1, 2004, the operating partnership completed the early renewal of its senior unsecured revolving line of credit in the amount of $500.0 million. We remain a guarantor of the operating partnership’s obligations under the credit facility. The three-year credit facility includes a multi-currency component under which up to $250.0 million can be drawn in Yen, Euros or British Pounds Sterling. The line, which matures in June 2007 and carries a one-year extension option, can be increased up to $700.0 million upon certain conditions, and replaces the operating partnership’s previous $500.0 million credit facility that was to mature in December 2005. The rate on the borrowings is generally LIBOR plus a margin, based on the operating partnership’s long-term debt rating, which is currently 60 basis points with an annual facility fee of 20 basis points, based on the current credit rating of the operating partnership’s long-term debt. The operating partnership uses its unsecured credit facility principally for acquisitions, funding development activity and general working capital requirements. The total amount available under the credit facility fluctuates based upon the borrowing base, as defined in the agreement governing the credit facility, which is generally based upon the value of our unencumbered properties. As of December 31, 2005, the outstanding balance on the credit facility was $216.8 million and the remaining amount available was $244.8 million, net of outstanding letters of credit of $38.4 million (excluding the additional $200.0 million of potential additional capacity). The outstanding balance included borrowings denominated in Euros and Yen, which, using the exchange rate in effect on December 31, 2005, would equal approximately $173.1 million and $43.7 million in U.S. dollars, respectively.
     On June 29, 2004, AMB Japan Finance Y.K., a subsidiary of the operating partnership, entered into an unsecured revolving credit agreement providing for loans or letters of credit. On December 8, 2005, the unsecured revolving credit agreement was amended to increase the maximum principal amount outstanding at any time to up to 35.0 billion Yen, which, using the exchange rate in effect on December 31, 2005, equaled approximately $297.2 million U.S. dollars, and can be increased to up to 40.0 billion Yen upon certain conditions. We, along with the operating partnership, guarantee the obligations of AMB Japan Finance Y.K. under the revolving credit facility, as well as the obligations of any other entity in which the operating partnership directly or indirectly owns an ownership interest, and which is selected from time to time to be a borrower under and pursuant to the revolving credit agreement. The borrowers intend to use the proceeds from the facility to fund the acquisition and development of properties and for other real estate purposes in Japan. Generally, borrowers under the revolving credit facility have the option to secure all or a portion of the borrowings under the revolving credit facility with certain real estate assets or equity in entities holding such real estate assets. The revolving credit facility matures in June 2007 and has a one-year extension option, which is subject to the satisfaction of certain conditions and the payment of an extension fee equal to 0.25% of the outstanding commitments under the facility at that time. The rate on the borrowings is generally TIBOR plus a margin, which is based on the current credit rating of the operating partnership’s long-term debt and is currently 60 basis points. In addition, there is an annual facility fee, payable in quarterly amounts, which is based on the credit rating of the operating partnership’s long-term debt, and is currently 20 basis points of the outstanding commitments under the facility. As of December 31, 2005, the outstanding balance on this credit facility, using the exchange rate in effect on December 31, 2005, was $205.8 million in U.S. dollars.
     On November 24, 2004, AMB Tokai TMK, a Japanese subsidiary of the operating partnership, entered into a secured multi-advance project financing, providing for loans in a maximum principal amount outstanding at any time of up to 20.0 billion Yen, which, using the exchange rate in effect on December 31, 2005, would equal approximately $169.9 million U.S. dollars. The financing agreement is among AMB Tokai TMK, us, the operating partnership, Sumitomo Mitsui Banking Corporation and a syndicate of banks. We, along with the operating partnership, jointly and severally guarantee AMB Tokai TMK’s obligations under the financing agreement, pursuant to a guaranty of payment executed in connection with the project financing. The financing is secured by a mortgage on certain real property located in Tokai, Tokyo, Japan, and matures on October 31, 2006 with a one-year extension option. The rate on the borrowings will generally be TIBOR plus a margin, which is based on the credit rating of the operating partnership’s long-term debt and is currently 60 basis points per annum, except that AMB Tokai TMK has purchased from Sumitomo an interest rate swap, which has fixed the interest rate payable on a principal amount equal to 13.0 billion Yen at 1.32% per annum plus the applicable margin. In addition, there is an annual commitment fee based on unused commitments, payable quarterly, which is based on the credit rating of the operating partnership’s long-term debt, and is currently 20 basis points of the amount of unused commitments. The financing agreement contains affirmative covenants, including financial reporting requirements and maintenance of specified financial ratios, and negative covenants, including limitations on the incurrence of liens and limitations on mergers or consolidations. In addition, Sumitomo, AMB Tokai TMK and the operating partnership signed a commitment letter on November 24, 2004, pursuant to which Sumitomo committed to purchase bonds that may be issued by AMB Tokai TMK in an amount between 10.0 billion Yen and 15.0 billion Yen (such amount to be determined by AMB Tokai TMK). The bonds would be secured by the AMB Ohta Distribution Center and would generally accrue interest at a rate of TIBOR plus 1.10% per annum; because the swap purchased by AMB Tokai TMK from Sumitomo is coterminous with the maturity date of the proposed bonds, AMB Tokai TMK will have fixed the interest rate payable on, in general, a principal amount equal to 13.0 billion Yen at 2.42% per annum. The bonds, if issued, would mature on October 31, 2012. As of December 31, 2005, the outstanding balance on this financing agreement was 19.5 billion Yen, which, using the exchange rate in effect on December 31, 2005, equaled approximately $165.6 million U.S. dollars and is accounted for as wholly-owned secured debt.
     On February 16, 2006, the operating partnership and certain of its consolidated subsidiaries entered into a third amended and restated credit agreement for a $250 million unsecured multi-currency revolving credit facility with a maturity date of February 2010, that replaced the then-existing $100 million unsecured multi-currency revolving credit facility that was to mature in June 2008. As of December 31, 2005, we had an additional outstanding balance of $67.5 million under the then-existing facility.
     Mortgages Receivable. Through a wholly-owned subsidiary, we hold a mortgage loan receivable on AMB Pier One, LLC, an unconsolidated joint venture. The note bears interest at 13.0% and matures in May 2026. As of December 31, 2005, the outstanding balance on the note was $12.8 million. We also hold a loan receivable on G. Accion, an unconsolidated joint venture totaling $8.8 million with an interest rate of 10.0%. The loan matures in November 2006.

     The tables below summarize our debt maturities, capitalization and reconcile our share of total debt to total consolidated debt as of December 31, 2005 (dollars in thousands):

Debt
	Our	Joint	Unsecured
	Secured	Venture	Senior Debt	Unsecured	Credit	Total
	Debt (4)	Debt	Securities	Debt	Facilities (1)	Debt
2006	$65,369	$79,262	$75,000	$16,280	$—	$235,911
2007	12,680	58,124	75,000	752	422,602	569,158
2008	40,705	178,795	175,000	810	67,470	462,780
2009	5,264	120,551	100,000	873	—	226,688
2010	71,078	116,927	250,000	941	—	438,946
2011	21,573	357,207	75,000	1,014	—	454,794
2012	254,996	171,442	—	1,093	—	427,531
2013	14,773	196,894	—	920	—	212,587
2014	15,066	4,684	—	616	—	20,366
2015	1,951	61,653	100,000	664	—	164,268
Thereafter	19,004	32,544	125,000	—	—	176,548

Subtotal	522,459	1,378,083	975,000	23,963	490,072	3,389,577
Unamortized premiums	2,577	9,407	—	—	—	11,984

Total consolidated debt	525,036	1,387,490	975,000	23,963	490,072	3,401,561
Our share of unconsolidated joint venture debt(2)	—	161,120	—	—	—	161,120

Total debt	525,036	1,548,610	975,000	23,963	490,072	3,562,681
Joint venture partners’ share of consolidated joint venture debt	—	(960,803)	—	—	—	(960,803)

Our share of total debt (3)	$525,036	$587,807	$975,000	$23,963	$490,072	$2,601,878

Weighted average interest rate	4.1%	6.3%	6.2%	8.2%	2.2%	5.3%
Weighted average maturity (in years)	5.8	5.7	5.2	3.1	1.6	4.9

(1)	Includes $173.1 million, $249.5 million and $67.5 million in Euro, Yen and Canadian dollar based borrowings, respectively, translated to U.S. dollars using the functional exchange rates in effect on December 31, 2005.

(2)	The weighted average interest and maturity for the unconsolidated joint venture debt were 5.3% and 3.7 years, respectively.

(3)	Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated or unconsolidated ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. The above table reconciles our share of total debt to total consolidated debt, a GAAP financial measure.

(4)	Our secured debt and joint venture debt include debt related to international assets in the amount of $383.0 million. Of this, $250.5 million is associated with assets located in Asia and the remaining $132.5 million is related to assets located in Europe.

Market Equity as of December 31, 2005
	Shares/Units	Market	Market
Security	Outstanding	Price	Value
Common stock	85,814,905	$49.17	$4,219,519
Common limited partnership units (1)	4,396,525	$49.17	216,177

Total	90,211,430		$4,435,696

(1)	Includes 145,548 class B common limited partnership units issued by AMB Property II, L.P. in November 2003.

Preferred Stock and Units
	Dividend	Liquidation	Redemption
Security	Rate	Preference	Date
Series D preferred units	7.75%	$79,767	May 2004
Series E preferred units	7.75%	11,022	August 2004
Series F preferred units	7.95%	10,057	March 2005
Series H preferred units	8.13%	42,000	September 2005
Series I preferred units	8.00%	25,500	March 2006
Series J preferred units	7.95%	40,000	September 2006
Series K preferred units	7.95%	40,000	April 2007
Series N preferred units(1)	5.00%	36,479	September 2006-September 2009
Series L preferred stock	6.50%	50,000	June 2008
Series M preferred stock	6.75%	57,500	November 2008
Series O preferred stock	7.00%	75,000	December 2010

Weighted average/total	7.24%	$467,325

(1)	The holder of the series N preferred units exercised its put option in January 2006 and sold all of its series N preferred units to the Operating Partnership at a price equal to $50 per unit, plus all accrued and unpaid distributions.

Capitalization Ratios as of December 31, 2005
Total debt-to-total market capitalization (1)	42.1%
Our share of total debt-to-our share of total market capitalization (1)	34.7%
Total debt plus preferred-to-total market capitalization (1)	47.6%
Our share of total debt plus preferred-to-our share of total market capitalization (1)	40.9%
Our share of total debt-to-our share of total book capitalization (1)	53.3%

(1)	Our definition of “total market capitalization” is total debt plus preferred equity liquidation preferences plus market equity. Our definition of “our share of total market capitalization” is our share of total debt plus preferred equity liquidation preferences plus market equity. Our definition of “market equity” is the total number of outstanding shares of our common stock and common limited partnership units multiplied by the closing price per share of our common stock as of December 31, 2005. Our definition of “preferred” is preferred equity liquidation preferences. Our share of total book capitalization is defined as our share of total debt plus minority interests to preferred unitholders and limited partnership unitholders plus stockholders’ equity. Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated or unconsolidated ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. For a reconciliation of our share of total debt to total consolidated debt, a GAAP financial measure, please see the table of debt maturities and capitalization above.
Liquidity
     As of December 31, 2005, we had $232.9 million in cash and cash equivalents and $368.8 million of additional available borrowings under our credit facilities. As of December 31, 2005, we had $34.4 million in restricted cash.

     Our board of directors declared a regular cash dividend for the quarter ended December 31, 2005 of $0.44 per share of common stock, and the operating partnership announced its intention to pay a regular cash distribution for the quarter ended December 31, 2005 of $0.44 per common unit. The dividends and distributions were payable on January 6, 2006 to stockholders and unitholders of record on December 22, 2005. The series L and M preferred stock dividends were payable on January 16, 2006 to stockholders of record on January 6, 2006. The series E, F, J and K preferred unit quarterly distributions were payable on January 15, 2006. The series O preferred stock dividends are payable on April 15, 2006. The series D, H, I and N preferred unit quarterly distributions were paid on December 25, 2005. The following table sets forth the dividends and distributions paid or payable per share or unit for the years ended December 31, 2005, 2004 and 2003:

Paying Entity	Security	2005	2004	2003
AMB Property Corporation	Common stock	$1.76	$1.70	$1.66
AMB Property Corporation	Series A preferred stock	n/a	n/a	$1.15
AMB Property Corporation	Series L preferred stock	$1.63	$1.63	$0.85
AMB Property Corporation	Series M preferred stock	$1.69	$1.69	$0.17
AMB Property Corporation	Series O preferred stock	$0.09	n/a	n/a

Operating Partnership	Common limited partnership units	$1.76	$1.70	$1.66
Operating Partnership	Series B preferred units	n/a	n/a	$3.71
Operating Partnership	Series J preferred units	$3.98	$3.98	$3.98
Operating Partnership	Series K preferred units	$3.98	$3.98	$3.98

AMB Property II, L.P.	Class B common limited partnership units	$1.76	$1.70	$0.22
AMB Property II, L.P.	Series D preferred units	$3.88	$3.88	$3.88
AMB Property II, L.P.	Series E preferred units	$3.88	$3.88	$3.88
AMB Property II, L.P.	Series F preferred units	$3.98	$3.98	$3.98
AMB Property II, L.P.	Series H preferred units	$4.06	$4.06	$4.06
AMB Property II, L.P.	Series I preferred units	$4.00	$4.00	$4.00
AMB Property II, L.P.	Series N preferred units (1)	$2.50	$0.70	n/a

(1)	The holder of the series N preferred units exercised its put option in January 2006 and sold all of its series N preferred units to the Operating Partnership at a price equal to $50 per unit, plus all accrued and unpaid distributions.
     The anticipated size of our distributions, using only cash from operations, will not allow us to retire all of our debt as it comes due. Therefore, we intend to also repay maturing debt with net proceeds from future debt or equity financings, as well as property divestitures. However, we may not be able to obtain future financings on favorable terms or at all. Our inability to obtain future financings on favorable terms or at all would adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.

Capital Commitments
     Developments. In addition to recurring capital expenditures, which consist of building improvements and leasing costs incurred to renew or re-tenant space, during 2005, we initiated 30 new industrial development projects in North America, Europe and Asia with a total estimated investment of $522.4 million, aggregating an estimated 7.0 million square feet. As of December 31, 2005, we had 47 projects in our development pipeline representing a total estimated investment of $1.1 billion upon completion, of which two industrial projects with a total of 0.3 million square feet and an aggregate estimated investment of $24.5 million upon completion are held in unconsolidated joint ventures. In addition, we held one development project available for sale or contribution, representing a total estimated investment of $32.8 million upon completion. Of the total development pipeline, $681.4 million had been funded as of December 31, 2005 and an estimated $405.2 million was required to complete current and planned projects. We expect to fund these expenditures with cash from operations, borrowings under our credit facilities, debt or equity issuances, net proceeds from property divestitures and private capital from co-investment partners, which could have an adverse effect on our cash flow.
     Acquisitions. During 2005, we acquired 41 industrial buildings, aggregating approximately 6.9 million square feet for a total expected investment of $555.0 million, including two buildings that were acquired by two of our unconsolidated co-investment joint ventures. Additional acquisition activity in 2005 included the purchase of an approximate 43% unconsolidated equity interest in G.Accion, one of Mexico’s largest real estate companies, for $46.1 million. We generally fund our acquisitions through private capital contributions, borrowings under our credit facility, cash, debt issuances and net proceeds from property divestitures.
     Lease Commitments. We have entered into operating ground leases on certain land parcels, primarily on-tarmac facilities and office space with remaining lease terms from one to 57 years. These operating lease payments are amortized ratably over the terms of the related leases. Future minimum rental payments required under non-cancelable operating leases in effect as of December 31, 2005 were as follows (dollars in thousands):

2006	$20,894
2007	21,036
2008	20,617
2009	20,327
2010	19,997
Thereafter	278,759

Total	$381,630

     Co-investment Joint Ventures. Through the operating partnership, we enter into co-investment joint ventures with institutional investors. These co-investment joint ventures are managed by our private capital group and provide us with an additional source of capital to fund acquisitions, development projects and renovation projects, as well as private capital income. As of December 31, 2005, we had investments in co-investment joint ventures with a gross book value of $2.5 billion, which are consolidated for financial reporting purposes, and net equity investments in two unconsolidated co-investment joint ventures of $26.3 million. As of December 31, 2005, we may make additional capital contributions to current and planned co-investment joint ventures of up to $133.7 million (using the exchange rates at December 31, 2005). From time to time, we may raise additional equity commitments for AMB Institutional Alliance Fund III, L.P., an open-ended consolidated co-investment joint venture formed in 2004 with institutional investors, which invest through a private real estate investment trust. This would increase our obligation to make additional capital commitments. Pursuant to the terms of the partnership agreement of this fund, we are obligated to contribute 20% of the total equity commitments to the fund until such time our total equity commitment is greater than $150.0 million, at which time, our obligation is reduced to 10% of the total equity commitments. We expect to fund these contributions with cash from operations, borrowings under our credit facilities, debt or equity issuances or net proceeds from property divestitures, which could adversely effect our cash flow.
     Captive Insurance Company. In December 2001, we formed a wholly-owned captive insurance company, Arcata National Insurance Ltd., which provides insurance coverage for all or a portion of losses below the deductible under our third-party policies. We capitalized Arcata National Insurance Ltd. in accordance with the applicable regulatory requirements. Arcata National Insurance Ltd. established annual premiums based on projections derived from the past loss experience of our properties. Annually, we engage an independent third party to perform an actuarial estimate of future projected claims, related deductibles and projected expenses necessary to fund associated risk management programs. Premiums paid to Arcata National Insurance Ltd. may be adjusted based on this estimate. Premiums paid to Arcata National Insurance Ltd. have a retrospective component, so that if expenses, including losses, deductibles and reserves, are less than premiums collected, the excess may be returned to the property owners (and, in turn, as appropriate, to the customers) and, conversely, subject to certain limitations, if expenses, including losses, deductibles and reserves, are greater than premiums collected, an additional premium will be charged. As with all recoverable expenses, differences between estimated and actual insurance premiums are recognized in the subsequent year. Through this structure, we believe that we have more comprehensive insurance coverage at an overall lower cost than would otherwise be available in the market.
     Potential Unknown Liabilities. Unknown liabilities may include the following:
•	liabilities for clean-up or remediation of undisclosed environmental conditions;

•	claims of customers, vendors or other persons dealing with our predecessors prior to our formation transactions that had not been asserted prior to our formation transactions;

•	accrued but unpaid liabilities incurred in the ordinary course of business;

•	tax liabilities; and

•	claims for indemnification by the officers and directors of our predecessors and others indemnified by these entities.
Overview of Contractual Obligations
     The following table summarizes our debt, interest and lease payments due by period as of December 31, 2005 (dollars in thousands):

	Less than			More than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total
Debt	$235,911	$1,031,938	$665,634	$1,456,094	$3,389,577
Debt interest payments	14,459	46,749	37,056	83,106	181,370
Operating lease commitments	20,894	41,653	40,324	278,759	381,630
Construction commitments	—	136,600	—	—	136,600

Total	$271,264	$1,256,940	$743,014	$1,817,959	$4,089,177

OFF-BALANCE SHEET ARRANGEMENTS
     Standby Letters of Credit. As of December 31, 2005, we had provided approximately $48.7 million in letters of credit, of which $38.4 million was provided under the operating partnership’s $500.0 million unsecured credit facility. The letters of credit were required to be issued under certain ground lease provisions, bank guarantees and other commitments.
     Guarantees. As of December 31, 2005, we had outstanding guarantees in the aggregate amount of $128.2 million in connection with certain acquisitions. As of December 31, 2005, we guaranteed $23.4 million and $2.3 million on outstanding loans on two of our consolidated joint ventures and one of our unconsolidated joint ventures, respectively.
     Performance and Surety Bonds. As of December 31, 2005, we had outstanding performance and surety bonds in an aggregate amount of $0.9 million. These bonds were issued in connection with certain of its development projects and were posted to guarantee certain tax obligations and the construction of certain real property improvements and infrastructure, such as grading, sewers and streets. Performance and surety bonds are commonly required by public agencies from real estate developers. Performance and surety bonds are renewable and expire upon the payment of the taxes due or the completion of the improvements and infrastructure.
     Promoted Interests and Other Contractual Obligations. Upon the achievement of certain return thresholds and the occurrence of certain events, we may be obligated to make payments to certain of joint venture partners pursuant to the terms and provisions of their contractual agreements with us. From time to time in the normal course of our business, we enter into various contracts with third parties that may obligate us to make payments or perform other obligations upon the occurrence of certain events.

SUPPLEMENTAL EARNINGS MEASURES
     FFO. We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be a useful supplemental measure of our operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive our pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, we do not adjust FFO to eliminate the effects of non-recurring charges. We believe that FFO, as defined by NAREIT, is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. We believe that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. We consider FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies.
     While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to our real estate assets nor is FFO necessarily indicative of cash available to fund our future cash requirements. Further, our computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
     The following table reflects the calculation of FFO reconciled from net income for the years ended December 31 (dollars in thousands):

	2005	2004	2003	2002	2001
Net income (1)	$257,807	$125,471	$129,128	$121,119	$136,200
Gains from dispositions of real estate, net of minority interests (2)	(132,652)	(47,224)	(50,325)	(19,383)	(41,859)
Real estate, related depreciation and amortization:
Total depreciation and amortization	165,438	141,120	116,067	107,097	90,527
Discontinued operations’ depreciation	14,866	26,230	26,270	29,406	23,016
Non-real estate depreciation	(3,388)	(871)	(720)	(712)	(731)
Ground lease amortization	—	—	—	(2,301)	(1,232)
Adjustments to derive FFO from consolidated joint ventures:
Joint venture partners’ minority interests (Net income)	36,398	29,544	21,015	15,112	11,288
Limited partnership unitholders’ minority interests (Net income)	3,663	2,615	2,378	3,572	4,836
Limited partnership unitholders’ minority interests (Development profits)	2,262	435	344	57	764
Discontinued operations’ minority interests (Net income)	8,520	13,549	16,214	17,745	17,595
FFO attributable to minority interests	(100,275)	(80,192)	(65,603)	(52,051)	(40,144)
Adjustments to derive FFO from unconsolidated joint ventures:
Our share of net income	(10,770)	(3,781)	(5,445)	(5,674)	(5,467)
Our share of FFO	14,441	7,549	9,755	9,291	8,014
Our share of development profits, net of taxes	5,441	—	—	—	—
Preferred stock dividends	(7,388)	(7,131)	(6,999)	(8,496)	(8,500)
Preferred stock and unit redemption discount (issuance costs)	—	—	(5,413)	412	(7,600)

Funds from operations	$254,363	$207,314	$186,666	$215,194	$186,707

Basic FFO per common share and unit	$2.87	$2.39	$2.17	$2.44	$2.09

Diluted FFO per common share and unit	$2.75	$2.30	$2.13	$2.40	$2.07

Weighted average common shares and units:
Basic	88,684,262	86,885,250	85,859,899	88,204,208	89,286,379

Diluted	92,508,725	90,120,250	87,616,365	89,689,310	90,325,801

(1)	Includes gains from undepreciated land sales of $25.0 million, $3.7 million and $1.2 million for 2005, 2004 and 2003, respectively.

(2)	2005 includes accumulated depreciation re-capture of approximately $1.1 million associated with the sale of the Interstate Crossdock redevelopment project.
     SS NOI. We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider same store net operating income (SS NOI) to be a useful supplemental measure of our operating performance. For properties that are considered part of the same store pool, see Part I, Item 2: “Properties – Industrial Properties — Industrial Market Operating Statistics”, Note 5, and “Operating and Leasing Statistics – Industrial Same Store Operating Statistics”, Note 1. In deriving SS NOI, we define NOI as rental revenues (as calculated in accordance with GAAP), including reimbursements, less straight-line rents, property operating expenses and real estate taxes. We exclude straight-line rents in calculating SS NOI because we believe it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, we believe that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies.
     While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, our computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.